EXHIBIT 99.c

                                     Repap USA, Inc.
                  Unaudited Consolidated Statement of Operations
                                   (In Thousands)

                                    Nine Months Ended    Nine Months Ended
                                    September 30, 1997   September 30, 1996
Net sales                                $ 347,195            $ 298,296

Cost of sales excluding
  depreciation and amortization            306,592              239,652
Depreciation and amortization               17,761               16,899
Selling, general and
  administrative expenses                   20,359               20,831
Operating profit                             2,483               20,914

Interest expense                            28,976               29,961
Amortization of deferred
  financing costs                            1,269                1,269
Other (income) expense                      36,429              (   264)
Loss before income taxes                   (64,191)             (10,052)

Income tax benefit                         ( 4,759)             ( 1,751)
Net loss                                 $ (59,432)           $ ( 8,301)

                                  Repap USA, Inc.
                   Unaudited Consolidated Statement of Cash Flows
                                   (In Thousands)

                                    Nine Months Ended    Nine Months Ended
                                    September 30, 1997   September 30, 1996
Operating activities
Net loss                                 $(59,432)            $( 8,301)
Adjustments to reconcile net loss
  to net cash provided by
  operating activities:
    Depreciation and amortization          19,030               18,168
    Non-cash portion of
      postretirement benefit
      expense                               1,706                1,463
    Write-off of investments and           65,000                 -
     other assets
    Deferred income taxes                 ( 4,557)             ( 1,900)
    Changes in operating assets
      and liabilities:
        Accounts receivable               ( 1,770)               6,054
        Inventories                        24,070                4,781
        Inventory deposits                   -                   6,026
        Other current assets              (    12)                 146
        Accounts payable and
          accrued liabilities             ( 8,614)             (25,510)
Net cash provided by operating
  activities                               35,421                  927

Investing activities
Additions to property, plant
  and equipment                           ( 5,561)             ( 8,432)
Other                                     ( 1,731)             (   934)
Net cash used in investing
  activities                              ( 7,292)             ( 9,366)

Financing activities
Net borrowings under revolving
  credit facilities                       (23,938)              12,379
Payments of long-term debt                   -                 (    26)
Dividends paid on common stock               -                 (12,439)
Net cash used in financing activities    $(23,938)            $(    86)

Net (increase) decrease in cash             4,191              ( 8,525)
Cash at beginning of period                 3,443               13,661
Cash at end of period                    $  7,634             $  5,136

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